                                                                 EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated December 8, 1996, except as to the extension of their credit facilities as described in Note 5 which is as of January 25, 1996, and except as to the stock split described in Note 11 which is as of June 23, 1996, relating to the financial statements of ACE*COMM Corporation, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."



PRICE WATERHOUSE LLP

Washington, D.C.
June 24, 1996